Exhibit 99.1

Zoom® Telephonics Welcomes Philip Frank As Chief Financial Officer

Boston, MA October 19, 2015 -- Zoom Telephonics (the “Company” or “Zoom”), a leading producer of cable modems and other communications products, today announced that the Company has appointed Zoom Director Philip Frank as Chief Financial Officer effective October 14, 2015.

Mr. Frank is a technology executive with over 20 years of experience.  He spent a decade with the Nokia Corporation in a variety of senior roles, most recently as the Global Head of Corporate Development, focusing specifically on Nokia’s Network Infrastructure business.  Prior to Nokia, Mr. Frank was responsible for network planning, strategy and M&A at AT&T Wireless and was intimately involved in the $31 billion acquisition of AT&T Wireless by Cingular.  At global consulting firm Diamond Cluster International, Mr. Frank was a leader in the North American high-tech consulting practice and served many leading communications and technology companies, both domestically and abroad.  Mr. Frank earned an M.B.A. from the University of Michigan Ross Business School and a B.S.E in Aerospace Engineering from the University of Michigan College of Engineering.  Mr. Frank’s operational and strategic experience on both the telecom equipment and carrier side of the communications business will be valuable as Zoom enters a new period of anticipated growth.

“We are very pleased that Mr. Frank will be joining our senior management team as CFO,” said Frank Manning, Zoom’s President and CEO.  “Phil has a broad range of senior management experience in the communications industry, and we believe he’s well-qualified for the CFO role and for ownership of large areas of responsibility at Zoom.  In his new role, Phil will also help us formulate strategy as we consider expansion of our business with cable and cellular service providers; and his experience and contacts in these areas will be useful.  Phil is results-oriented and easy to work with, and we welcome him to Zoom.”

“I am excited to be joining Zoom as its new CFO.  The company has a rich history in the evolution of the technology industry and it is great to be part of a team focused on leading Zoom to future growth,” said Philip Frank.

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com.